December 9, 1996

Hvide Marine Incorporated
2200 Eller Drive
Ft. Lauderdale, FL 33316

Ladies and Gentlemen:

We have acted as counsel for Hvide Marine Incorporated, a Florida corporation (the"Company"), in connection with the issuance and sale pursuant to the Company's registration statement on Form S-8 (the "Registration Statement") of up to an aggregate of 1,570,000 shares of its Class A Common Stock, par value $0.001 per share (the "Shares") that may be issued from time to time pursuant to the Company's 1996 Employee Stock Purchase Plan, Equity Ownership Plan, and Stock Option Plan for Directors (collectively, the "Plans"). Based upon our examination of such corporate records and other documents and such questions of law as we have deemed necessary and appropriate, we are of the opinion that the Shares have been duly authorized and, when sold as provided in the Plans, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


Dyer Ellis & Joseph PC